Exhibit 10.4

LICENSING AND DISTRIBUTION AGREEMENT

This Agreement is made and entered into effective as April 10, 2022 (the “Effective Date”), by and between Cedoga Consulting LLC, with offices located at 3514 Clinton Parkway, Ste A-173, Lawrence KS 66047, a company organized and existing under the laws of Kansas (“CEDOGA”), and DUO SCIENCES, INC, a subsidiary of Point of Care Nano-Technology, Inc., a Nevada corporation, with offices located in Whitehouse Station New Jersey and Davenport, Fla., (“PCNT”).

BACKGROUND

WHEREAS, PCNT is a public company and is seeking life sciences assets, in the Territory (as defined below);

WHEREAS, CEDOGA owns or has certain rights relating to regulated pet nutrition Products (as defined below);

WHEREAS, CEDOGA desires to license PCNT as an exclusive licensee of the Products for distribution in the Territory in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, CEDOGA wishes to grant to PCNT exclusive, sub-licensable license to CEDOGA’s Intellectual Property for the exclusively licensed Territories, Trade Marks (TM), and all technical knowhow in the Fields of Use including animal nutrition, animal supplements and animal health, to enable it to commercialize the product in the Territory;

WHEREAS, PCNT wishes to pay a licensing fee, royalty on net income and grant equity to CEDOGA in exchange for this license;

WHEREAS, PCNT and CEDOGA agree that this Agreement shall supersede and be controlling over any and all prior agreements, written or oral, between the parties.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

TERMS

ARTICLE 1.	DEFINITIONS. IN ADDITION TO THE TERMS DEFINED IN THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THIS SECTION 1:

1.1	“Actively Promote Sales” means to actively engage a third party, orally or in writing, to obtain a sale of the Product.

1.2	“Customer” or “Customers” shall refer to the end user or end users of the Products.

1.3	“Field of Use” shall refer to use of the Product for animal nutrition, animal supplements and animal health.

1.4	“Products” shall refer to the products listed on Appendix 2.
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PCNT and CEDOGA License and Distribution Agreement - April 2022

1.5	“Regulatory Approvals” shall refer to governmental and regulatory agency permits, licenses, authorizations, registrations and/or approvals necessary for the marketing, distribution and sale of the Product into and within the Territory.

1.6	“Territory” shall refer to the geographical area listed on Appendix 3.

1.7	“Trademarks” shall refer to any trademark used by CEDOGA in connection with the Product, whether derived from common law use, from registration or from statutory protection against unfair competition, including without limitation those rights to CEDOGA’s corporate name, other trade names, model names and trademarks.

ARTICLE 2.	LICENSE GRANT, APPOINTMENT, AND SCOPE OF AUTHORITY.

2.1          Subject to the terms and conditions of this Agreement, CEDOGA hereby appoints PCNT as an exclusive Distributor of the Product for the Territory in the Field of Use. As such, PCNT shall have the authority to market and sell the Product in the Territory in the Field of Use. Furthermore, PCNT may only Actively Promote Product for the Field of Use. PCNT hereby accepts such appointment and agrees to use its best efforts to maximize sales of the Product in the Territory in the Field of Use. PCNT acknowledges that PCNT’s right to distribute is for the Territory in the Field of Use only.

2.2          CEDOGA herby grants to PCNT the following exclusive, licenses and rights for certain Territories:

(a)	CEDOGA hereby grants to PCNT an exclusive, sub-licensable license to CEDOGA’s Intellectual Property, TradeMarks (TM), and all technical knowhow in the Fields of Use to enable it to file for regulatory approvals, sublicense, manufacture, distribute, market and commercialize the product in the specified Territory. Furthermore, in the event CEDOGA ceases to exist CEDOGA will enable transfer of intellectual property for the product to PCNT to enable PCNT to be an independent legal manufacturer of the product. CEDOGA’s exclusive license to PCNT will include all Registered TM in the Licensed Territory and wherever the patents and trademarks have been filed in the Licensed Territory, and related technical knowhow for the Products and marketing and other technical documents.

(b)	CEDOGA grants to PCNT exclusive, sub-licensable rights to CEDOGA’s IP, TradeMark (TM), and all technical knowhow to sublicense, manufacture, distribute, market and commercialize the product in all Licensed Territories.

(c)	In the event PCNT makes changes to the initial Intellectual Property and technical knowhow then PCNT will own the new Intellectual Property for all changes and enhancements PCNT makes is still obligated to Cedoga for any royalties, as described in this Agreement.

(d)	PCNT agrees to pay for its pro-rata share of intellectual property expenses. As a result, PCNT will retain ownership of that pro-rata percentage.
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PCNT and CEDOGA License and Distribution Agreement - April 2022

2.3	As a Distributor PCNT may appoint sub-distributors, sub-agents or other persons (collectively, “Sub-Distributors”) to perform its obligations under this Agreement, in whole or in part. PCNT agrees that it will obligate all of its Sub-Distributors to be bound by all of the terms, conditions and restrictions to which PCNT is bound under this Agreement, and PCNT agrees to cause all such Sub-Distributors to comply with such terms, conditions and restrictions. Sub-Distributors may not market or sell the Products outside of the Distribution Territory or outside of the Field of Use. Neither a Sub-distributor nor PCNT may sell to a country or party, wherein the sale to said country or party is in violation of a law, regulation or executive order of the United States of America.

ARTICLE 3.	PCNT RESPONSIBILITIES.

3.1            During the term of this Agreement, PCNT shall (at its expense except as otherwise provided for in this Agreement):

(a)       use its best efforts to vigorously develop business in the Territory and to promote the sale of the Product in the Field of Use in the Territory;

(b)       promptly notify CEDOGA of any and all inquiries and requests regarding Product from potential or prospective Customers who are located outside of the Territory; and

(c)       assume all future patent costs and fees associated with the Product in the Territory.

ARTICLE 4.	PRICE AND PAYMENT.

4.1	Within 30 days of PCNT completing its reverse stock split, PCNT shall grant to CEDOGA 300,000 shares of Common Stock in PCNT.

4.2	In addition, CEDOGA shall receive a percentage of the royalties received from sublicensing on the following schedule.

(a)	90% of net royalties received for continuing sales and initial payments up to net sales of $100 Million/calendar year

(b)	95% of net royalties received for continuing sales above $100 Million per calendar year

(c)	90% of any lump up-front payment sub-licensing fees

(d)	Options to purchase 200,000 shares of PCNT Common Stock when net sales exceed $100 Million.

4.3	PCNT shall pay to CEDOGA verified non-refundable royalties from sublicenses within 30 days of receipt.

4.4	In other Territories that CEDOGA can enter, PCNT shall pay royalties on the same schedule as in Section 4.2(a)(b)(c).
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PCNT and CEDOGA License and Distribution Agreement - April 2022

ARTICLE 5.	COMPLIANCE WITH LAWS.

5.1          CEDOGA shall obtain and maintain all licenses, permits and other governmental approvals necessary to permit the sublicensing or purchase of and payment for Products by PCNT hereunder and to otherwise permit PCNT’s performance hereunder. PCNT shall comply with any and all governmental laws and regulations which may be applicable to PCNT by reason of its execution of this Agreement.

5.2          PCNT acknowledges that the Product and associated documentation may be subject to United States export control laws and regulations. PCNT further acknowledges that technical data contained in any of the foregoing may be subject to export and re-export restrictions imposed by applicable law. PCNT confirms and agrees that the Product will only be sublicensed or exported to the Territory. PCNT will not export or re-export Product, directly or indirectly, in violation of applicable laws of the Territory, of the United States or any other applicable law.

5.3          PCNT shall not, and shall ensure that none of its officers, directors, employees or agents, offer, pay, promise to pay, or authorize the payment of any money, or offer, gift, promise to give, or authorize the giving of anything of value to (i) any official from government, hospital or other, political party or official thereof or any candidate for political office or (ii) any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (1) influencing any act or decision of such official, political party, party official or candidate in its or his official capacity, as the case may be; (2) inducing such official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such official, party, official or candidate; or securing any improper advantage for PCNT or any other party; or (3) inducing such official, party, official, or candidate to use its or his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist PCNT in obtaining or retaining business for or with, or directing business to, any person.

5.4          PCNT shall notify CEDOGA of the existence and content of any provision of law in the Territory or any other applicable law which conflicts with any provision of this Agreement at the time of its execution or anytime thereafter. Without limiting any of the foregoing, PCNT and CEDOGA warrant, covenant and agree that they will comply with all applicable laws of the Territory and of the U.S., including but not limited to the U.S. Foreign Corrupt Practices Act [(15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”)].

ARTICLE 6.	CEDOGA RESPONSIBILITIES.

6.1          CEDOGA shall provide PCNT or its sub-licensees, with sales, marketing and technical information applicable to the Products, as requested by PCNT, all in reasonable quantities as determined by CEDOGA.

6.2          CEDOGA will provide the assistance and participation of Dr. Blake Hawley of CEDOGA to provide technical support for technology transfer process, regulatory, quality and commercialization.

6.3          In any Territory that PCNT or its agent previously paid for and prospectively pays for any patent application, extension or any invoice related to any CEDOGA intellectual property in any field of use, then PCNT agrees that CEDOGA retains all right, title, and interest in all of the intellectual property underlying the payment made for that Territory in perpetuity but CEDOGA shall assign the ownership of the intellectual property to PCNT upon request from PCNT.

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PCNT and CEDOGA License and Distribution Agreement - April 2022

ARTICLE 7.	WARRANTY.

7.1          Subject to the terms and conditions hereof, CEDOGA warrants to the Customer that the Product provided under this Agreement: (i) complies with the specifications for such Product, and (ii) will be manufactured consistent with any applicable Good Manufacturing Practice regulations promulgated by the bodies responsible for regulatory oversight whether that be AACO, NASC, or other authorities.

7.2          Section 7.1 above sets forth the sole warranty made by CEDOGA with respect to the Product and its delivery to PCNT. The parties to this Agreement acknowledge and agree that other than the foregoing, no other warranty, whether expressed, implied or by applicable law, shall be effective with respect to the Product or their delivery, and CEDOGA SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCT OR ANY OTHER MATTER CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 8.	INDEMNIFICATION AND INSURANCE.

8.1          PCNT shall indemnify and hold CEDOGA harmless from and against any and all third party claims, losses, demands, actions, suits, damages, liabilities, costs and expenses, including reasonable attorney’s fees, incurred by CEDOGA or by Dr Blake Hawley, by reason of (a) the negligence or misconduct and intentional misconduct of PCNT or its employees or agents, (b) any misrepresentations or omissions by PCNT or its employees or agents relating to the Product, or (c) a breach by PCNT of any provision of this Agreement or the failure of PCNT to perform its obligations under this Agreement, or (d) manufacturing recalls, product defaults or errors of omission.

8.2          CEDOGA shall indemnify and hold PCNT harmless from and against any and all third party claims, losses, demands, actions, suits, damages, liabilities, costs and expenses, including reasonable attorney’s fees, incurred by PCNT by reason of (a) the negligence or misconduct of CEDOGA or its employees or agents, (b) any misrepresentations or omissions by CEDOGA or its employees or agents relating to the Product, or (c) a breach by CEDOGA of any provision of this Agreement or the failure of CEDOGA to perform its obligations under this Agreement.

ARTICLE 9.	CONFIDENTIALITY.

9.1          The term “Confidential Information” means all inventions, technical information, processes, trade secrets, know-how, designs, formulations, certificates of analysis, specifications, plans, drawings, blueprints, samples, models, prototypes, catalogs, service manuals, data sheets, sales, service and technical bulletins, customer lists, sales and marketing programs, price lists, cost data, sales aids (such as videos and recordings) and all other publications and information, whether or not reduced to writing, relating to the design, manufacture, use, marketing or sale of the Product, as well as any other information relating to the business of CEDOGA which may be divulged to or otherwise obtained by PCNT in the course of its performance of this Agreement and which is generally not known in the trade. “Confidential Information” shall not include any information disclosed by CEDOGA hereunder which PCNT can demonstrate by reasonable documentary evidence (a) is already known to PCNT and which PCNT had in its possession in written or physical embodiment prior to the disclosure, unless such Confidential Information was previously disclosed by CEDOGA, or (b) is rightfully received by PCNT in the routine course of business from a third party who is not in breach of any confidentiality obligation by disclosing such information.

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PCNT and CEDOGA License and Distribution Agreement - April 2022

9.2          PCNT shall hold the Confidential Information in strict confidence and shall not use or disclose or distribute it except as required to perform its obligations under this Agreement. PCNT agrees not to reverse engineer any Confidential Information or the Product. Without limiting the foregoing, PCNT agrees that the Confidential Information shall be disclosed only to such of its employees and sales or service representatives or other persons as have a need to know such Confidential Information for a use expressly contemplated by this Agreement, and only to such employees, sales or service representatives or other persons who have been informed of the obligations contained in this Article 12 and have agreed in writing to be bound by such obligations. PCNT will be responsible and liable for any breach of these obligations that is committed by any such employee, sales or service representative, sub-PCNT or other person as if the breach had been committed by PCNT.

9.3          The terms of this Article 9 shall survive expiration or termination of this Agreement for a period of five (5) years immediately following such expiration or termination. Notwithstanding anything in this Agreement to the contrary, each party’s rights, duties and obligations, whether arising under this Agreement or at law, with respect to any Confidential Information that constitutes a ‘trade secret’ shall continue until such Confidential Information is no longer considered a trade secret under applicable law (other than as the result of breach or expiration or termination of this Agreement or any other confidentiality obligation).

9.4           PCNT shall return to CEDOGA all Confidential Information, including all copies thereof, upon expiration or termination of this Agreement or upon CEDOGA’s request, whichever event shall occur first.

9.5          PCNT shall bind in writing its employees, officers, sales, technical, maintenance and service representatives, and other third parties (if any) to whom Confidential Information is disclosed as permitted hereunder, to the terms and conditions contained herein.

9.6          The Parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, disclosure in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction and any disclosures necessary to comply with applicable securities laws. In the event CEDOGA or PCNT is required to disclose Confidential Information in accordance with the previous sentence, that party shall immediately, and in no event later than five (5) days prior to such required disclosure, notify the other party in writing, and cooperate with in seeking to limit the disclosure of such Confidential Information in accordance with public law.

9.7          PCNT hereby acknowledges and agrees that in the event of any violation of this Article 9, CEDOGA shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any and all other rights and remedies to which CEDOGA shall be entitled at law or equity under this Agreement.

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PCNT and CEDOGA License and Distribution Agreement - April 2022

ARTICLE 10.	TERM AND TERMINATION.

10.1       The term of this Agreement shall commence on the Effective Date and, subject to earlier termination pursuant to its terms, shall remain in full force and effect for an initial term of twenty (20) years. At the end of the initial ten (10) year term, the term of this Agreement shall be extended for another ten (10) year term in all areas where the PCNT is already operating. This Agreement may be terminated prior to the expiration of the initial or any renewal term by prior written notice from one party to the other party as follows:

(a)       By CEDOGA, effective immediately upon written notice, in the event that PCNT materially breaches any of its obligations after a thirty (30) day cure period after notice under Article 3 or Article 9;

(b)       By CEDOGA, effective immediately upon written notice, in the event that PCNT defaults under any of its monetary obligations under this Agreement and fails to remedy such monetary default within sixty (60) business days after receiving written notice thereof;

(c)       By CEDOGA, if PCNT fails to maintain a current account status or to furnish reasonable financial information on request within thirty (30) calendar days after receiving written demand thereof;

(d)       By either party, in the event the other party is in breach of this Agreement (other than a breach with respect to which the termination rights are otherwise expressly addressed in this Section 10.1 or elsewhere in this Agreement) and fails to cure such breach within forty five (45) calendar days after receiving written demand therefor;

(e)       By either party effective immediately, if the other party becomes the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or makes any assignment or other arrangements for the benefit of creditors;

(g)       (e) By either party effective immediately, if PCNT fails to execute its reverse stock split, or fails to obtain regulatory approval to operate.

10.2       Upon expiration or termination of this Agreement, any and all balances owed by PCNT to CEDOGA that are then outstanding shall become immediately due and payable without further notice or demand. In addition, upon expiration or termination of this Agreement, PCNT shall return all catalogs, price lists, drawings, instruction sheets, advertising and other promotional materials and all of CEDOGA’s supplies of every kind and character, and all other documents relating to the business of CEDOGA which may be in the possession or under the control of PCNT, including without limitation any and all Confidential Information. In the event that CEDOGA terminates this Agreement, CEDOGA shall return the 300,000 shares of Common Stock of PCNT to PCNT for cancellation and the 200,000 options to purchase Common Stock shall immediately expire as be deemed un-exercisable.

10.3       The clauses of this Agreement that are intended to survive its expiration or termination, including without limitation Articles 9, 10 and 11 and any and all obligations including any enforcement actions that arise prior to expiration or termination, shall survive expiration or termination of this Agreement.

ARTICLE 11.	MISCELLANEOUS.

11.1       PCNT represents and warrants that: (i) it is not currently and will not in any way whatsoever during the term of this Agreement be contractually restricted or prohibited from entering into this Agreement and performing its obligations herein contained, and (ii) its execution of this Agreement, and its performance of its obligations herein contained, do not and will not constitute a default or an event that, with or without notice or lapse of time or both, would be a default, breach or violation of any agreement, contract, instrument or arrangement to which it is a party or by which it is bound.

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PCNT and CEDOGA License and Distribution Agreement - April 2022

11.2       This Agreement may not be assigned by CEDOGA, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of PCNT.

11.3       This Agreement constitutes the entire agreement between the parties, and it supersedes any and all prior and contemporaneous oral or written agreements, understandings, conditions and warranties, between the parties hereto on the subject matter hereof. Except as otherwise expressly contemplated herein, this Agreement may be modified or amended only by a writing signed by both of the parties hereto. There are no conditions to this Agreement which are not set forth herein.

11.4       Notification required or permitted hereby shall be given in writing and shall be deemed given only upon transmission by confirmed e-mail on the first business day after transmission thereof or five (5) business days after being sent postage pre-paid by registered or certified airmail, return receipt requested, or on the date of delivery by private international courier upon proof thereof, and (in each case) addressed to the party to be given notification at the address listed in conjunction with that party’s name as set forth in Appendix 1.

11.5       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT AND ANY AND ALL SALES OF PRODUCT BY CEDOGA TO PCNT SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF PRODUCT.

11.6       Any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or enforcement, or the breach, expiration, termination or invalidity hereof, shall be adjudicated in English in U.S. Federal District Court for the State of New Jersey.

11.7       Except as otherwise expressly provided in this Agreement, the rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. Any failure in the exercise by either party of its right to terminate this Agreement or to enforce any provision of this Agreement for any default or violation by the other party shall not prejudice such party’s right of termination or enforcement for such or any other default or violation.

11.8       If, by reason of any cause beyond the reasonable control of either party hereto, including, but not limited to, strikes, failure of major subcontractors, fire, hurricane, flood or other acts of nature or acts of God, accidents, war, acts of terrorism, civil unrest, embargo or other governmental act, regulation or request, or other legal restrictions, such party is delayed in its performance, in whole or in part, of its obligations under this Agreement (other than monetary obligations), then such party shall be excused from such performance and such nonperformance will not make the party liable to the other party. The party delayed shall, as promptly as reasonably possible, notify the other party of the reasons for the delay and its estimated duration.

11.9       In the event a court of competent jurisdiction determines any one or more of the provisions contained in this Agreement to be invalid, illegal or unenforceable, this Agreement shall be construed so that the remaining provisions contained herein shall not in any way be affected thereby but shall remain in full force and effect, and any such invalid, illegal or unenforceable provision(s) shall be deemed, without further action by any person or entity, to be modified or limited to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

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PCNT and CEDOGA License and Distribution Agreement - April 2022

11.10       This Agreement shall not take effect unless and until both parties have signed it. However, this Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original, and all of which shall be deemed one and the same instrument, and which counterparts may be exchanged as an attachment to an email or by facsimile transmission.

11.11       This Agreement has been expressed in English at the wish of the parties. The parties confirm and agree that the English-language version of this Agreement shall govern and control any translation of this Agreement into any other language.

11.12       PCNT may change the name of its Company and ticker symbol or assign the agreement to a subsidiary at any time subject to Board of Directors and/or shareholder approval if required. The terms of this Agreement will remain in full force and effect upon any name change or assignment to a subsidiary.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

CEDOGA LLC		Point of Care Nano-Technology, Inc.
(“CEDOGA”)		(“PCNT”)

By:	Blake Hawley	By:	Nicholas DeVito

Title:	CEO	Title:	CEO
Date:	April xx, 2022	Date:	April xx, 2022
	4/11/2022		4/12/2022
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PCNT and CEDOGA License and Distribution Agreement - April 2022

Appendix 1

Contact Information

If to CEDOGA:

Blake Hawley

CEO

blake@cedoga.com

+1 785.260.1094

If to PCNT:

Nicholas DeVito

Chief Executive Officer

npdevito@gmail.com

+1 908-267-0030

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PCNT and CEDOGA License and Distribution Agreement - April 2022

Appendix 2

Products

Intellectual Property – Product commonly known as DUOS

Abstract

Invention disclosed to patent attorney for utility patent on the line of dosage form products comprised of a hot extruded outer flexible, cellular non-GMO, non-nutritive fibrous matrix dental crust/mantle providing mechanical cleansing action and hyper-salivation and an inner core that is cold formed and cold extruded in the center to preserve material containing various nutraceuticals or drugs.

●	Dental (equivalent to weekly brushing of teeth) + Fresh Breath - proprietary formulation plus invention disclosed to patent attorney.

●	Sensitive Tummy + Dental (sensitive stomach & food/other allergies) – Epionice brand CAS United States Patent. 9,550,673, Titled: “Preservative and Additive for Food and Feed.” Cedoga licensed the material from Texas EnteroSorbents Inc on 7 Nov 2017, but raw material may also be purchased outright in non-exclusive arrangement.

●	Sensitive Skin & Coat/Allergy + Dental (helps reduce inflammation and improves coat luster, plus helps reduce shedding and regrow lost fur). Can be purchased outright from from Eire Pharmaceuticals in accordance with exclusive licensing agreement by SBH Nutrition Science LLC. US Patent Pending

●	Joint + Dental (Improves mobility & joint health in 3 days). Raw material purchased from Bioved under exclusive or non-exclusive arrangement for dogs. Artrex patent 8808769

●	Calming (Cannasorb) + Dental (for owners wanting whole body benefits of CBD for calming, seziures, pain). Source of Cannasorb may be purchased outright from Synergy Life Science or substituted with CBD, which Representative may source outright.

●	Weight Management + Dental (the non-nutritive weight management treat) Two options – no center (to further reduce calories)
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PCNT and CEDOGA License and Distribution Agreement - April 2022

Appendix 3

Territory

1.	Exclusive License for, Sublicense, Manufacture and Distribution of both CEDOGA and PCNT made product

a.	United States of America, Canada and Mexico
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PCNT and CEDOGA License and Distribution Agreement - April 2022

Appendix 4

Current Intellectual Property and Patent Ownership.

Country	Patent or patent application	Note
Patent filed on July 16, 2020 through

Linda L. Lewis
Linda Lewis, Attorney at Law, LLC
1001 Westlake Village Dr.
USA	Pacific, MO 63069
314-420-1525
LLewis.Law2020@gmail.com
www.LindaLewisPatentAttorney.com

Filing receipt received (document follows on next page)

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PCNT and CEDOGA License and Distribution Agreement - April 2022